FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Third Fiscal Quarter Results

Sunnyvale,  CA (January 21, 2014) - Supertex, Inc. (NASDAQ GS: SUPX)

•	FQ3 sales $17.4 million, 2% lower sequentially and 21% higher year-over-year
•	FQ3 GAAP EPS $0.23, representing a $0.01 decrease sequentially and an $0.11 increase year-over-year
•	FQ3 gross margin 56% compared to 57% in FQ2 and 51% in FQ3 of last year
•	FQ3 net cash flow from operations $3.1 million
•	FQ4 sales expected to increase slightly to $17.6 million

Supertex, Inc. (NASDAQ GS: SUPX), a leader in high voltage mixed signal semiconductors, today reported financial results for the third fiscal quarter ended December 28, 2013. Net sales for the third fiscal quarter were $17,351,000, a 2% decrease compared to the prior quarter of $17,749,000 and a 21% increase compared to $14,373,000 in the same quarter last year. On a GAAP basis, net income in the third fiscal quarter was $2,677,000 or $0.23 per diluted share, as compared with $2,733,000 or $0.24 per diluted share in the prior fiscal quarter, and $1,431,000 or $0.12 per diluted share in the same quarter of the prior fiscal year.

For the nine months ended December 28, 2013, net sales were $51,298,000, an 11% increase compared to $46,351,000 for the same period of the prior fiscal year, and on a GAAP basis net income was $8,296,000, or $0.72 per diluted share, a 205% increase as compared with $2,718,000, or $0.23 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the third quarter of fiscal 2014 were $0.28, excluding pre-tax employee stock-based compensation of $623,000, compared with $0.30 in the prior quarter, excluding pre-tax employee stock-based compensation of $705,000, and $0.18 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $648,000. For the nine months ended December 28, 2013, non-GAAP earnings per diluted share were $0.88, excluding pre-tax employee stock-based compensation of $1,971,000, as compared to $0.41 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $2,162,000.

Our typical third fiscal quarter sequential sales decline, which for the past three years has ranged from 10% to 17%, was much less this year. Historically, this decline has largely resulted from seasonal sequential decreases in medical ultrasound sales, ranging from 10% to 29% in the past three years. However, this year our medical ultrasound sales were flat sequentially, although our overall sales to the Medical market decreased 7% largely due to reduced custom wafer processing services. LED backlighting and general lighting driver sales grew 12% sequentially from higher shipments of LED drivers for backlighting LCD TVs. Sales to the Printers/EL market as a whole were 3% lower from reduced sales of printer head drivers and other display products, partially offset by higher sales of EL products. Telecom product sales were 15% lower sequentially and Industrial/other product sales were flat.

Third fiscal quarter gross margin was 56%, a 140 basis point sequential decrease due to product sales mix. Operating expense decreased 2%. Income tax rate was 20%, or $685,000, compared to 26%, or $943,000 in the prior quarter. Cash flow generated from operating activities was $3.1 million, sequentially higher by $1.1 million. During the third fiscal quarter we repurchased approximately 28,000 shares of our stock for $674,000.

Third Fiscal Quarter Recap

“Overall it was a very good quarter,” stated Dr. Henry C. Pao, President and CEO. “We responded to a steep production ramp requested by an LED TV backlighting customer, increasing sequential sales in that product by 112%. We would normally have a seasonal sales dip in our medical ultrasound products, however, this year that did not happen, partially due to ramp-ups from recent design wins. The temporary reduction in printer head driver shipments in the third quarter was nearly offset by increased EL inverter sales, including a recent keyboard backlight design win. Last January we announced our plan for a 20% year-over-year quarterly run-rate sales growth in the fourth fiscal quarter, from $14.6 million in the March, 2013 quarter to $17.6 million in the March, 2014 quarter, which we believe we will achieve. We exceeded that amount in our FQ2 and came close in our FQ3, achieving sales of $17.4 million. For the past three quarters, sales in our four growth markets were higher than in the fourth quarter of fiscal 2013. Particularly, in our third fiscal quarter, LED backlighting and general lighting driver sales grew 12% sequentially. We continue to achieve design wins in many of our new products, some of which have gone to volume production faster than expected and we have many more innovative products in the pipeline. We’re meeting our operating objectives. Gross margin was 56% for both the third fiscal quarter and the nine month period which is running nearly eight percentage points higher than last year. Net margin was 15% for the third quarter and 16% for the nine-month period of this fiscal year, or over ten percentage points higher than the nine-month period last year. We generated $3.1 million of positive cash flow from operating activities.”

Fourth Fiscal Quarter Outlook

Sales in the fourth fiscal quarter are expected to be slightly higher at $17.6 million, driven by increased LED driver and printer head driver sales. Gross margin is expected to be 53% to 55% sequentially and the tax rate is expected to be approximately 25%. The Company expects to launch several new innovative products for medical ultrasound imaging, for industrial, and for driving LEDs for general lighting and TV backlighting. Many of the recently launched products have been well received and are expected to go to volume production in the coming months.

Forward-Looking Statements

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our expectations that fourth fiscal quarter sales will be $17.6 million, gross margin will be 53% to 55%, and our tax rate will be 25%; our view that the reduction in printer head driver shipments in the third quarter was temporary and that in the fourth quarter we will have increased sales of both LED and printer head drivers; our belief that many of our new product launches may result in volume production quickly in the coming months; and our anticipation that during the fourth quarter of fiscal 2014 we will launch several new innovative products for medical ultrasound imaging, for industrial, and for driving LEDs for general lighting and for TV backlighting.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether our distributors have the sell-through we anticipate and whether we receive the additional orders we anticipate, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in the engineering of new products, whether we encounter production issues in device manufacturing or moving new products from engineering into production, whether customers have requirements for deliveries of newly launched products during fiscal 2014, whether the world-wide economy will be healthy during fiscal 2014, and whether our fab equipment continues to operate at expected capacities without need of replacement, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PT (5:30 p.m. ET) on January 21, 2014, following the earnings release.  President and CEO, Dr. Henry C. Pao, and CFO, Phil Kagel, will present an overview of the third fiscal quarter financial results, discuss current business conditions, and then respond to questions.

The call will be available live for any interested party by dialing 866-952-1906 (domestic) or 785-424-1825 (toll, international) 5 minutes before the scheduled start time. A recorded replay will be available shortly after the call as a downloadable .mp3 file at http://www.supertex.com/company_ir.html until 11:59 p.m. ET, February 21, 2014.

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage products for use in the medical ultrasound imaging, LCD TV and computer monitor backlighting, LED general lighting, telecommunications, printer, flat panel display, industrial and consumer product industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results.  Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operating trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include stock-based compensation. Our non-GAAP financial measures reflect adjustments to exclude this stock-based compensation.  We believe cost of sales excluding stock-based compensation, R&D expense excluding share-based compensation, and SG&A expense excluding share-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	December 28, 2013	March 30, 2013
	(in thousands)
ASSETS
Cash and cash equivalents	$ 9,046	$ 16,414
Short term investments	149,802	123,847
Trade accounts receivable, net	7,807	7,335
Inventories	14,165	11,344
Deferred tax assets	7,586	7,517
Prepaid income taxes	5,814	3,203
Prepaid expenses and other current assets	2,797	2,538
Total current assets	197,017	172,198
Long term investments	-	13,800
Property, plant and equipment, net	4,336	4,334
Other assets	907	787
Deferred tax assets, noncurrent	5,115	5,659
TOTAL ASSETS	$ 207,375	$ 196,778

LIABILITIES
Trade accounts payable	$ 3,801	$ 2,521
Accrued salaries and employee benefits	15,226	13,230
Other accrued liabilities	654	633
Deferred revenue	2,495	2,651
Income taxes payable	690	165
Total current liabilities	22,866	19,200
Income taxes payable, noncurrent	2,684	3,535
Deferred tax liabilities, noncurrent	115	115
Other accrued liabilities, noncurrent	587	575
Total liabilities	26,252	23,425

SHAREHOLDERS' EQUITY
Common stock	70,686	68,389
Accumulated other comprehensive gain (loss)	18	(564)
Retained earnings	110,419	105,528
Total shareholders' equity	181,123	173,353
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 207,375	$ 196,778

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended			Nine Months Ended
	(in thousands, except per share amounts)
	December 28, 2013	September 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Net sales	$ 17,351	$ 17,749	$ 14,373	$ 51,298	$ 46,351
Cost of sales(1)	7,658	7,578	7,057	22,702	24,193
Gross profit	9,693	10,171	7,316	28,596	22,158
Research and development(1)	3,660	3,685	3,440	10,825	10,482
Selling, general and administrative(1)	3,390	3,524	3,113	10,063	9,946
Income from operations	2,643	2,962	763	7,708	1,730
Interest and other income, net	719	714	412	1,902	1,230
Income before income taxes	3,362	3,676	1,175	9,610	2,960
Provision for (benefit from) income taxes	685	943	(256)	1,314	242
Net income	$ 2,677	$ 2,733	$ 1,431	$ 8,296	$ 2,718
Net income per share:
Basic	$ 0.23	$ 0.24	$ 0.12	$ 0.72	$ 0.23
Diluted	$ 0.23	$ 0.24	$ 0.12	$ 0.72	$ 0.23
Shares used in per share computation:
Basic	11,416	11,505	11,567	11,483	11,782
Diluted	11,526	11,601	11,568	11,570	11,783

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$ 99	$ 125	$ 108	$ 332	$ 372
Research and development	$ 302	$ 293	$ 318	$ 935	$ 1,002
Selling, general and administrative	$ 222	$ 287	$ 222	$ 704	$ 788

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended			Nine Months Ended
	(in thousands, except per share amounts)
	December 28, 2013	September 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
GAAP net income	$ 2,677	$ 2,733	$ 1,431	$ 8,296	$ 2,718
Adjustment for stock-based compensation included in:
Cost of sales	99	125	108	332	372
Research and development	302	293	318	935	1,002
Selling, general and administrative	222	287	222	704	788
Subtotal	623	705	648	1,971	2,162
Tax effect of stock-based compensation	(18)	(13)	(11)	(45)	(47)
Non-GAAP net income excluding employee stock-based compensation	$ 3,282	$ 3,425	$ 2,068	$ 10,222	$ 4,833

Non-GAAP net income per share:
Basic	$ 0.29	$ 0.30	$ 0.18	$ 0.89	$ 0.41
Diluted	$ 0.28	$ 0.30	$ 0.18	$ 0.88	$ 0.41
Shares used in per share computation:
Basic	11,416	11,505	11,567	11,483	11,782
Diluted	11,526	11,601	11,568	11,570	11,783

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended			Nine Months Ended
	(in thousands, except per share amounts)
	December 28, 2013	September 28, 2013	December 29, 2012	December 28, 2013	December 29, 2012
Shares used in per share computation: Diluted	11,526	11,601	11,568	11,570	11,783

DILUTED:
GAAP net income per share	$ 0.23	$ 0.24	$ 0.12	$ 0.72	$ 0.23
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.01	0.01	0.01	0.03	0.03
Research and development	0.02	0.03	0.03	0.08	0.08
Selling, general and administrative	0.02	0.02	0.02	0.06	0.07
Provision for income taxes	(0.00)	(0.00)	(0.00)	(0.01)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$ 0.28	$ 0.30	$ 0.18	$ 0.88	$ 0.41